AT&T Delivers Strong Third-Quarter 2026 Results with Its Best Consolidated Service Revenue Growth in More Than Four Years

AT&T added more than 1 million Advanced Connectivity customers for a second consecutive quarter, driven by net adds across fiber, fixed wireless, and postpaid phone

AT&T updates outlook to reflect higher 2026 adjusted EPS* and lower long-term capital investment while remaining on track to reach more than 60 million locations with fiber by end of 2030

DALLAS, October 21, 2026 — AT&T Inc. (NYSE: T) reported third-quarter results, extending the momentum of its investment-led strategy as it delivers advanced connectivity to more consumers and businesses. The Company achieved a record quarter for Advanced Connectivity internet net adds and grew its base of high-value converged relationships by approximately 350,000. The results demonstrate the value of AT&T’s differentiated fiber and 5G portfolio as it continues to accelerate growth in consolidated service revenue and improve operating efficiency, driving durable long-term profitability.

"We are growing valuable customer relationships as more homes and businesses choose AT&T for all their advanced connectivity needs across both internet and on-the-go wireless," said John Stankey, AT&T Chairman and CEO. "Our asset base positions us well for the AI era, with a leading position in fiber – the best technology available. We’re building the nation’s strongest network, backed by America’s Best Guarantee, to deliver faster, more reliable and more accessible connectivity."

Third-Quarter 2026 Consolidated Financial Results1
•Revenues totaled $32.3 billion, up 5.3% year over year
•Diluted EPS from continuing operations was $0.13, which includes a non-cash impairment charge associated with the Company's held-for-sale Mexico wireless business as well as employee separation charges, versus $1.29 in the year-ago quarter, which included a gain recognized on the sale of the DIRECTV investment; adjusted EPS* was $0.65, versus $0.54 in the year-ago quarter
•Operating income was $4.1 billion; adjusted operating income* was $7.6 billion
•Income from continuing operations was $1.3 billion, adjusted EBITDA* was $12.5 billion, up 5.4% year over year
•Cash from operating activities from continuing operations was $10.5 billion, versus $10.2 billion in the year-ago quarter
•Capital expenditures related to continuing operations were $5.1 billion; capital investment* was $5.6 billion
•Free cash flow* was $5.0 billion, versus $4.9 billion in the year-ago quarter

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Third-Quarter 2026 Highlights
•Second consecutive quarter with over 1 million Advanced Connectivity customer additions, driven by accelerated internet net adds and solid postpaid phone net adds
•Advanced Connectivity service revenue of $23.9 billion, up 6.1% year over year
•Advanced Connectivity operating income of $7.6 billion, up 18.9% year over year with EBITDA* of $12.3 billion, up 7.3%
•42.8% of households with AT&T's advanced home internet services also chose AT&T wireless2
•769,000 total consumer and business Advanced Connectivity internet net adds, a record quarter, including 442,000 fiber and 327,000 fixed wireless
•379,000 postpaid phone net adds with postpaid phone churn of 0.92%
•Reached more than 39 million total consumer and business locations with fiber; the Company remains on track to reach over 40 million total fiber locations by the end of 2026 and more than 60 million locations by the end of 20303
•Returned approximately $4.8 billion to shareholders, including $2.8 billion in common share repurchases

Financial Outlook and Capital Allocation Plan
AT&T is increasing its outlook for 2026 adjusted EPS* and lowering its long-term outlook for capital investment. AT&T maintains its long-term outlook for improved growth in adjusted EBITDA* and adjusted EPS* and higher free cash flow* through 2028, its plans to return $45 billion+ to shareholders during 2026-2028 through dividends and share repurchases, and an expectation that its net debt-to-adjusted EBITDA ratio* will return to a level consistent with its target in the 2.5x range during 2029.

AT&T's long-term outlook is presented on a continuing operations basis and, for 2027-2028, excludes AT&T Mexico, which it has agreed to sell to Grupo Televisa and Fintech Holdings.

The Company’s long-term outlook for 2026-2028 includes4:

•Service revenue growth in the low-single-digit range annually
◦Advanced Connectivity service revenue growth in the mid-single-digit range annually, including expected growth of 5%+ in 2026
◦Legacy service revenue decline of 20%+ in 2026 and be immaterial by the end of 2029
•Adjusted EBITDA* growth in the upper portion of the 3% to 4% range in 2026, improving to 5% or better in 2028
◦Advanced Connectivity EBITDA* growth in the mid-to-high-single-digit range annually, including expected growth of 6%+ in 2026
◦Legacy EBITDA* expected to turn negative after 2027, until AT&T has substantially eliminated direct costs associated with operating its copper-based network5
•Adjusted EPS* in the $2.40 range in 2026 with a double-digit 3-year CAGR through 2028

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

•Capital investment* in the $23 billion to $24 billion range in 2026 and in the $22 billion to $23 billion range annually in 2027 and 2028
•Free cash flow* of $18 billion+ in 2026, $19 billion+ in 2027, and $21 billion+ in 2028
•Strong capital returns, including plans to maintain its current annualized common stock dividend of $1.11 per share and $24 billion+ of share repurchases, including approximately $10 billion during 2026

Note: AT&T’s third-quarter 2026 earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, October 21, 2026. The webcast and related materials, including financial highlights, will be available at investors.att.com.

Detailed Third-Quarter 2026 Consolidated Financial Results
•Revenues for the third quarter totaled $32.3 billion, versus $30.7 billion in the year-ago quarter, up 5.3%. This was largely due to growth in Advanced Connectivity wireless service and equipment revenues, and fiber revenues, which include the impact of the Company’s first-quarter acquisition of Lumen’s mass markets fiber business. Operating revenues in Latin America were also higher due to favorable foreign exchange impacts and growth in postpaid revenues. Offsetting the increases were lower Legacy revenues from lower demand for services as the Company continues to decommission its copper-based network.
•Operating expenses were $28.2 billion, versus $24.6 billion in the year-ago quarter. Operating expenses increased primarily due to a non-cash impairment charge associated with the Company’s held-for-sale Mexico wireless business of $2.6 billion, employee separation charges, increased wireless equipment costs, as well as higher advertising and higher bad debt expenses driven by subscriber growth. The increase was also due to incremental customer costs related to the acquired mass markets fiber business. These increases were partially offset by cost reductions from transformation initiatives and apportioned legal settlements in the prior-year period. Depreciation expense was also lower year over year from fully depreciated legacy assets, partially offset by ongoing capital spending for strategic initiatives.
•Operating income was $4.1 billion, versus $6.1 billion in the year-ago quarter. Adjusted operating income* was $7.6 billion, versus $6.6 billion in the year-ago quarter.
•Income from continuing operations was $1.3 billion, versus $9.7 billion in the year-ago quarter.
•Income from continuing operations attributable to common stock was $0.9 billion, versus $9.3 billion in the year-ago quarter. Earnings per diluted common share from continuing operations was $0.13, versus $1.29 in the year-ago quarter, which included a gain recognized on the sale of the DIRECTV investment. Adjusting for $0.52, which includes a non-cash impairment charge associated with the held-for-sale Mexico wireless business, employee separation charges, and other items, adjusted earnings per diluted common share* was $0.65, versus $0.54 in the year-ago quarter.
•Adjusted EBITDA* was $12.5 billion, versus $11.9 billion in the year-ago quarter.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

•Cash from operating activities from continuing operations was $10.5 billion, versus $10.2 billion in the year-ago quarter, which included voluntary pension plan contributions. The increase also reflects timing of working capital payments.
•Capital expenditures related to continuing operations were $5.1 billion, versus $4.9 billion in the year-ago quarter. Capital investment* totaled $5.6 billion, versus $5.3 billion in the year-ago quarter. Cash payments for vendor financing totaled $0.5 billion, versus $0.4 billion in the year-ago quarter.
•Free cash flow* was $5.0 billion, versus $4.9 billion in the year-ago quarter.
•Total debt was $159.6 billion at the end of the third quarter and net debt* was $149.8 billion, both reflecting a sequential increase related to the closing of the EchoStar spectrum transaction.

AT&T Third-Quarter 2026 Segment Results6

Advanced Connectivity service revenues grew 6.1% year over year, driving growth in operating income of 18.9% and EBITDA* of 7.3%. Internet net adds were 769,000 — comprised of 442,000 fiber and 327,000 fixed wireless — and postpaid phone net adds were 379,000.

Advanced Connectivity
Dollars in millions	Third Quarter	Percent
Unaudited	2026	2025	Change

Operating Revenues	$29,481	$27,503	7.2%
Service	23,902	22,529	6.1%
Wireless Service	17,764	16,926	5.0%
Advanced Home Internet	2,975	2,411	23.4%
Business Fiber and Advanced Connectivity	1,992	1,832	8.7%
Business Transitional and Other	1,023	1,198	(14.6)%
Other Service	148	162	(8.6)%
Equipment	5,579	4,974	12.2%
Operating Expenses	21,853	21,086	3.6%
Operating Income	7,628	6,417	18.9%
Operating Income Margin	25.9%	23.3%	260 BP
EBITDA*	$12,330	$11,493	7.3%
EBITDA Margin*	41.8%	41.8%	—	BP

Advanced Connectivity segment revenues grew 7.2% year over year, driven by service revenue growth of 6.1% and higher equipment revenue. Wireless service revenue increased due to growth in retail wireless subscribers in underpenetrated categories and converged accounts, and pricing actions that were partially offset by promotional discounts on wireless subscriber additions. Advanced home internet revenue growth, which included an impact from the acquired mass markets fiber business that closed in the first quarter, reflects increases in fiber and AT&T Internet Air revenues. Business fiber and advanced connectivity revenues increased largely due to higher fiber and fixed wireless revenues. Business

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

transitional and other revenues decreased due to lower demand for virtual private network and wholesale services.
Operating expenses were up 3.6% year over year, due to increased wireless equipment costs, higher advertising expense, incremental customer costs related to the acquired mass markets fiber business, and higher bad debt expenses driven by subscriber growth. These increases were partially offset by cost reductions from transformation initiatives. Additionally, depreciation expense decreased year over year from fully depreciated legacy assets, partially offset by ongoing capital spending for strategic initiatives.

Operating income was $7.6 billion, up 18.9% year over year. EBITDA* was $12.3 billion, up $837 million year over year.

Legacy revenues continued to decline year over year in line with AT&T's goal to decommission the large majority of its copper-based network by the end of 2029.

Legacy
Dollars in millions	Third Quarter		Percent
Unaudited	2026	2025	Change

Operating Revenues	$1,519	$2,013	(24.5)%
Operating Expenses	1,021	1,334	(23.5)%
Operating Income	498	679	(26.7)%
Operating Income Margin	32.8%	33.7%	(90)	BP
EBITDA*	$498	$679	(26.7)%
EBITDA Margin*	32.8%	33.7%	(90)	BP

Legacy segment revenues were down 24.5% year over year, primarily due to lower demand for services as the Company continues to decommission its copper-based network. Operating expenses, which represent direct operating costs, were $1.0 billion, down 23.5% year over year. Expense declines were primarily driven by lower personnel and other costs resulting from the decommissioning of the copper-based network, and lower fulfillment cost amortization, partially offset by favorable vendor settlements in the prior-year period. Operating income and EBITDA* were $498 million, down $181 million year over year.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

On October 13, 2026, AT&T entered into an agreement to sell its Mexico wireless business, which is the entirety of the Latin America segment. AT&T applied held-for-sale accounting in continuing operations as of September 30, 2026, and recorded a non-cash impairment charge of $2.6 billion at Corporate and Other that did not impact third-quarter segment results. AT&T will continue to present results within the Latin America segment.

Latin America
Dollars in millions	Third Quarter		Percent
Unaudited	2026	2025	Change

Operating Revenues	$1,240	$1,095	13.2%
Service	798	696	14.7%
Equipment	442	399	10.8%
Operating Expenses	1,195	1,073	11.4%
Operating Income	45	22	—%
EBITDA*	236	199	18.6%

Latin America segment revenues were up 13.2% year over year, primarily driven by favorable foreign exchange rates and postpaid wireless subscriber growth. Operating expenses were up 11.4% year over year due to unfavorable foreign exchange rates, higher bad debt expenses, and higher equipment costs. Operating income was $45 million, up $23 million year over year. EBITDA* was $236 million, up $37 million year over year.

1 With the closing of the acquisition of substantially all of Lumen's Mass Markets fiber business on February 2, 2026, the fiber customer relationships were retained by AT&T and are included in the Company's quarterly results. The recently acquired fiber network assets, including certain fiber network build capabilities, were placed in a wholly owned subsidiary, Forged Fiber 37, which is classified as held-for-sale and reflected as discontinued operations. Upon acquisition, AT&T initially sought an equity partner to co-invest in Forged Fiber 37 and has since agreed to sell a controlling interest in the business.

2 Advanced home internet connections with AT&T wireless is defined as AT&T Fiber and AT&T Internet Air connections that are also primary wireless account holders that subscribe to consumer postpaid phone service. AT&T refers to these customers as converged customers. Convergence rate represents the ratio of converged customers to advanced home internet connections. This 3Q26 convergence metric is presented based on available information and is subject to revision.

3 Total consumer and business locations reached with fiber represents the sum of: (1) AT&T Owned and Operated locations, which reflect its customer locations passed by AT&T's fiber network and (2) AT&T Fiber Ventures locations, which represent locations served from the recently acquired mass markets fiber business, Gigapower, and other commercial open access providers.

4 The Company's long-term outlook for 2026-2028 is presented on a continuing operations basis and excludes discontinued operations related to Forged Fiber 37. AT&T's long-term outlook for 2027-2028 excludes the held-for-sale Mexico wireless business.

5 The strategy to remove legacy fixed costs across a geography is tied to the decommissioning of infrastructure after all customers have been upgraded to newer services. Gaining approvals could delay this decommissioning beyond 2029.

6 Effective with the Company’s first-quarter 2026 reporting, AT&T revised its operating segments to reflect the evolution of its business model to focus on delivering converged advanced connectivity services.

About AT&T
We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 150 years ago to our 5G wireless and multi-gig internet offerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

Non-GAAP Measures and Reconciliations to GAAP Measures
Schedules and reconciliations of non-GAAP financial measures cited in this document to the most comparable financial measures under generally accepted accounting principles (GAAP) can be found at investors.att.com and in our Form 8-K dated October 21, 2026. Adjusted EPS, adjusted operating income, EBITDA, EBITDA margin, adjusted EBITDA, free cash flow, and net debt are non-GAAP financial measures frequently used by investors and credit rating agencies. The information below refers only to AT&T’s continuing operations and does not include discussion of balances or activity related to discontinued operations.

Adjusted EPS is calculated by excluding from operating revenues, operating expenses, other income (expenses) and income tax expense, certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, actuarial gains and losses, significant abandonments and impairments, benefit-related gains and losses, employee separation and other material gains and losses. Non-operational items arising from asset acquisitions and dispositions include the amortization of intangible assets. While the expense associated with the amortization of certain wireless licenses and customer lists is excluded, the revenue of the acquired companies is reflected in the measure and those assets contribute to revenue generation. We also adjust for net actuarial gains or losses associated with our pension and postemployment benefit plans due to the often-significant impact on our results (we immediately recognize this gain or loss in the income statement, pursuant to our accounting policy for the recognition of actuarial gains and losses). Consequently, our adjusted results reflect an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income. The tax impact of adjusting items is calculated using the adjusted effective tax rate during the quarter except for adjustments that, given their magnitude, can drive a change in the effective tax rate; in these cases, we use the actual tax expense or combined marginal rate of approximately 25%.

For 3Q26, adjusted EPS of $0.65 is diluted EPS from continuing operations of $0.13 adjusted for $0.41 impairment charge associated with the held-for-sale Mexico wireless business, $0.09 employee separation charges, and $0.02 for benefit-related, transaction, legal and other items. For 3Q25, adjusted EPS of $0.54 is diluted EPS of $1.29 minus $0.79 gain on the sale of the DIRECTV investment, plus $0.04 benefit-related, transaction, legal and other items. Transaction, legal and other costs include certain legal reserves and settlements that cover extended historical periods, novel theories of liability, and/or are unpredictable in both magnitude and timing, and therefore are distinct and separate from normal, recurring legal matters. Such costs are presented net of expected insurance recoveries.

The Company expects adjustments to 2026 reported diluted EPS from continuing operations to include acquisition-related amortization of approximately $0.3 billion (based on preliminary information), a non-cash mark-to-market benefit plan gain/loss and other items. The Company expects the mark-to-market adjustment, which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be a significant item. AT&T’s projected adjusted EPS depends on future levels of revenues and expenses, most of which are not reasonably estimable at this time. Accordingly, the Company cannot provide a reconciliation between this projected non-GAAP metric and the most comparable GAAP metric without unreasonable effort.

Adjusted operating income is operating income adjusted for revenues and costs the Company considers non-operational in nature, including items arising from asset acquisitions or dispositions. For 3Q26, adjusted operating income of $7.6 billion is calculated as operating income of $4.1 billion, plus adjustments of $3.5 billion, which includes the impairment charge associated with the held-for-sale Mexico wireless business. For 3Q25, adjusted operating income of $6.6 billion is calculated as operating income of $6.1 billion, plus $435 million of adjustments. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated October 21, 2026, and include transaction, legal, and other costs as discussed above.

EBITDA is income from continuing operations plus income tax, interest, and depreciation and amortization expenses minus equity in net income (loss) of affiliates and other income (expense) – net. Adjusted EBITDA is calculated by excluding from EBITDA certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, significant abandonments and impairments, benefit-related gains and losses, employee separation, and other material gains and losses. Adjustments include transaction, legal, and other costs as discussed above.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

For 3Q26, adjusted EBITDA of $12.5 billion is calculated as income from continuing operations of $1.3 billion, plus income tax expense of $1.4 billion, plus interest expense of $2.0 billion, plus equity in net income (loss) of affiliates of $(10) million, minus other income (expense) – net of $0.6 billion, plus depreciation and amortization of $5.0 billion, plus adjustments of $3.4 billion, which includes the impairment charge associated with the held-for-sale Mexico wireless business. For 3Q25, adjusted EBITDA of $11.9 billion is calculated as income from continuing operations of $9.7 billion, plus income tax expense of $1.0 billion, plus interest expense of $1.7 billion, plus equity in net income (loss) of affiliates of $(20) million, minus other income (expense) – net of $6.3 billion, plus depreciation and amortization of $5.3 billion, plus adjustments of $425 million. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated October 21, 2026.

At the segment level, EBITDA is operating income before depreciation and amortization. EBITDA margin is EBITDA divided by total revenues. For 3Q26, Advanced Connectivity EBITDA of $12.3 billion is operating income of $7.6 billion plus depreciation and amortization of $4.7 billion. For 3Q25, Advanced Connectivity EBITDA of $11.5 billion is operating income of $6.4 billion plus depreciation and amortization of $5.1 billion.

Adjusted EBITDA, Advanced Connectivity EBITDA, and Legacy EBITDA estimates depend on future levels of revenues and expenses which are not reasonably estimable at this time. Accordingly, we cannot provide reconciliations between these projected non-GAAP metrics and the most comparable GAAP metrics without unreasonable effort.

Free cash flow for 3Q26 of $5.0 billion is cash from operating activities from continuing operations of $10.5 billion, minus capital expenditures of $5.1 billion and cash paid for vendor financing of $0.5 billion. For 3Q25, free cash flow of $4.9 billion is cash from operating activities of $10.2 billion, minus capital expenditures of $4.9 billion and cash paid for vendor financing of $0.4 billion. Due to high variability and difficulty in predicting items that impact cash from operating activities, capital expenditures and vendor financing payments, the Company is not able to provide a reconciliation between projected free cash flow and the most comparable GAAP metric without unreasonable effort.

Capital investment provides a comprehensive view of cash used to invest in our networks, product developments, and support systems. In connection with capital improvements, we have favorable payment terms of 120 days or more with certain vendors, referred to as vendor financing, which are excluded from capital expenditures and reported as financing activities. Capital investment includes capital expenditures and cash paid for vendor financing ($0.5 billion in 3Q26, $0.4 billion in 3Q25). Due to high variability and difficulty in predicting items that impact capital expenditures and vendor financing payments, the Company is not able to provide a reconciliation between projected capital investment and the most comparable GAAP metric without unreasonable effort.

Net debt of $149.8 billion at September 30, 2026, is calculated as total debt (debt maturing within one year and long-term debt) of $159.6 billion, plus debt classified as held-for-sale related to the Mexico wireless business of $1.2 billion, less cash and cash equivalents of $10.8 billion and time deposits (i.e., deposits at financial institutions that are greater than 90 days) of $0.3 billion. Net debt-to-adjusted EBITDA is calculated by dividing net debt by the sum of the most recent four quarters of adjusted EBITDA. Net debt and adjusted EBITDA estimates depend on future levels of revenues, expenses and other metrics which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between projected net debt-to-adjusted EBITDA and the most comparable GAAP metrics and related ratios without unreasonable effort.

For more information, contact:
Brennan Edwards
AT&T Inc.
Phone: (972) 209-2753
Email: brennan.edwards@att.com

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.